Exhibit 99.1

EcoloCap Reports on Trip to Ukraine at the Invitation of the Ministry of Energy and Coal

The Trip Resulted in a Request for Proposal on four Major Projects

Barrington IL, October 1, 2012.  Michael Siegel CEO, and Jeung Kwak, Chairman of EcoloCap have returned from Ukraine where they were invited by the Ministry of Energy and Coal.

In Kiev, Mr. Siegel made presentations before Yashenko Yurij Petrovich the Director of The Coal Industry of Ukraine, Dr. Kyrychok Oleksander Consular to the President of Ukraine, a number of government scientists and private and government power generation executives.  Mr. Siegel and Mr. Kwak then flew to Donetsk where Mr. Siegel made a presentation to Umrihin Oleksandr Nikolayevich the head of the largest power plant in the region.

ECOS had previously secured distribution and manufacturing rights to two new technologies that were part of the presentations besides M-Fuel.  The first is a pyrolysis system that converts used tires or low grade coal to syn gas, methane and diesel.  ECOS will have the exclusivity outside the US.  The second technology concerns the conversion of municipal waste to energy, without harmful emissions.  ECOS will have the exclusive rights to this technology outside of Korea

Russia, the only supplier of natural gas to Ukraine has increased the cost of natural gas to the Ukraine to the point where it is no longer economical to use the gas to produce energy.  The EcoloCap technologies are the answer to the Ukrainian needs.  Ukraine has a large amount of low-grade coal that is not economically viable in its original form.  The pyrolysis system will convert the low grade coal to syn gas and methane without any volatile emissions.  EcoloCap has been asked to make proposals for 4 installations in the Ukraine that include municipal waste to heat used tires to gas and diesel to M-Fuel.

EcoloCap has been requested to design a tire-to-diesel/M-fuel system for http://liko-holding.com.ua/uploads/images/Categories/3mikroraion.jpg.  This project will eventually supply energy to 40,000 living units and will be totally self-sufficient using mainly discarded tires.

EcoloCap is presently looking for a factory location in the US and is in discussions with the EXIM Bank to finance the Ukrainian projects.

About The Company: EcoloCap Solutions Inc. (OTCBB: ECOS) is focused on technologies utilizing advanced nanotechnology to design, develop, manufacture and sell alternative energy products.  http://www.ecolocap.com

Forward looking statement:
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

Contact:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
866-479-7041
Info@EcoloCap.com